GLOBETECH VENTURES CORP.

NOTICE OF ANNUAL AND GENERAL MEETING

NOTICE is hereby given that the Annual and General Meeting (the "Meeting") of GLOBETECH VENTURES CORP. (the "Company") will be held on March 1, 2006 at Suite 1925-700 West Georgia Street, Vancouver, B.C. at the hour of 10:30 a.m. (Vancouver time) for the following purposes:

1.

To receive and consider the Report of the Directors.

2.

To receive and consider the audited financial statements of the Company for the period ending September 30, 2005 together with the auditor's report thereon.

3.

To appoint auditors for the ensuing year and to authorize the Directors to fix the remuneration to be paid to the auditors.

4.

To elect directors to hold office until the next Annual General Meeting and to fix the number of directors at 4.

 5.

 To approve the proposed Stock Option Plan of the Company more particularly described in the Information Circular and to authorize the Directors to make modifications thereto in accordance with the Plan and the policies of the TSX Venture Exchange.

6.

 To authorize:

a)

any amendments to previously issued stock option agreements, including decreases in the exercise price of previously issued stock options;

b)

the grant to insiders, within a 12 month period, a number of options exceeding 10% of the number of issued shares;

c)

the reservation for issuance, under stock options granted to insiders, shares exceeding 10% of the number of issued shares;

d)

the issuance of a number of shares to any one insider and such insider's associates upon the exercise of stock options within a one year period that exceeds 5% of the outstanding listed shares (provided that the Company is a Tier 1 issuer under the rules of the TSX Venture Exchange).

7.

 To consider and, if thought fit, approve an ordinary resolution to ratify, approve and confirm all lawful acts, contracts proceeding, appointments and payments of money of and by the directors of the Company since the date of the Company's last annual general meeting.

8.

 To transact such other business as may properly come before the meeting.

An Information Circular, report of the auditor and the audited financial statements of the Company for the year ended September 30, 2005, with related management discussion and analysis, accompany this Notice. The Information Circular contains details of matters to be considered at the Meeting.

Shareholders who are unable to attend the Meeting in person and who wish to ensure that their shares will be voted at the Meeting are requested to complete, date and sign the enclosed form of proxy, or another suitable form of proxy, and deliver it by fax, by hand or by mail in accordance with the instructions set out in the form of proxy and in the Information Circular.

Shareholders who plan to attend the Meeting must follow the instructions set out in the form of proxy and in the Information Circular to ensure that their shares will be voted at the Meeting.

DATED at Vancouver, British Columbia, this 25th day of January 2006.

BY ORDER OF THE BOARD OF DIRECTORS OF GLOBETECH VENTURES CORP.

Per: "Casey Forward"

 Casey Forward, Director